Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Max Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.250% Senior Notes due 2026	$600,000,000	99.577%	$597,462,000.00	$60,164.43

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-211850

Prospectus Supplement

(To Prospectus dated June 6, 2016)

Under Armour, Inc.

$600,000,000

3.250% Senior Notes due 2026

We are offering $600,000,000 aggregate principal amount of our 3.250% Senior Notes due 2026 (the “notes”). We will pay interest on the notes semi-annually on June 15 and December 15 of each year, beginning on December 15, 2016. The notes will mature on June 15, 2026.

Prior to March 15, 2026 (three months prior to the maturity date of the notes), we may redeem some or all of the notes at any time or from time to time at the applicable redemption price based on a formula set forth in this prospectus supplement. In addition, on or after March 15, 2026 (three months prior to the maturity date of the notes), we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. The redemption prices are discussed under the caption “Description of the Notes—Optional Redemption.”

Upon the occurrence of a “change of control triggering event,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase, as described under “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations from time to time outstanding.

The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 and in Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Public offering price(1)	Underwriting discount	Proceeds, before expenses, to us

Per Note	99.577%	0.650%	98.927%

Total	$597,462,000	$3,900,000	$593,562,000

(1)	Plus accrued interest, if any, from June 13, 2016.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form only through The Depository Trust Company for the benefit of its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking société anonyme, on or about June 13, 2016.

Joint Book-Running Managers

J.P. Morgan	BofA Merrill Lynch	Wells Fargo Securities

HSBC	PNC Capital Markets LLC

Senior Co-Managers

BB&T Capital Markets	SunTrust Robinson Humphrey

Co-Managers

Citigroup	Goldman, Sachs & Co.	Regions Securities LLC	SMBC Nikko

June 8, 2016

We and the underwriters have not authorized any person to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any related free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus supplement, accompanying prospectus, free writing prospectus or document incorporated by reference.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus which describes more general information, some of which may not apply to this offering. You should carefully read both this prospectus supplement and the accompanying prospectus together with the additional information described below under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in this prospectus supplement.

To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement. Information incorporated by reference after the date of this prospectus supplement is considered a part of this prospectus supplement and may add, update or change information contained in this prospectus supplement. To the extent any statement made in a document incorporated by reference herein after the date hereof is inconsistent with the statements made in this prospectus supplement, the statements made in this prospectus supplement will be deemed modified or superseded by those made in the incorporated document.

This prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference include registered trademarks, trade names and service marks of Under Armour, Inc. and its subsidiaries.

In both this prospectus supplement and the accompanying prospectus, unless we otherwise specify or the context otherwise requires, references to “Under Armour,” the “Company,” “we,” “us,” and “our” are to Under Armour, Inc. and its subsidiaries. However, in the sections captioned “Summary—The Offering” and “Description of the Notes” of this prospectus supplement, references to “Under Armour,” the “Company,” “we,” “us,” and “our” are to Under Armour, Inc. only and not to any of its subsidiaries.

S-i

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information that you may wish to consider before investing in the notes. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, especially the risks of investing in our notes discussed under “Risk Factors.”

Under Armour, Inc.

We are a leading developer, marketer and distributor of branded performance apparel, footwear and accessories. The brand’s moisture-wicking fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional products. Our products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe, as well as by consumers with active lifestyles. The Under Armour Connected Fitness™ platform powers the world’s largest digital health and fitness community and our strategy is focused on engaging with these consumers and increasing awareness and sales of our products. We plan to grow this community by developing innovative applications, services and other digital solutions to impact how athletes and fitness-minded individuals train, perform and live.

Our net revenues are generated primarily from the wholesale sales of our products to national, regional, independent and specialty retailers. We also generate net revenue from the sale of our products through our direct to consumer sales channel, which includes our brand and factory house stores and websites, from product licensing and from digital platform licensing and subscriptions and digital advertising through our Connected Fitness business. We plan to continue to grow our business over the long term through increased sales of our apparel, footwear and accessories, expansion of our wholesale distribution, growth in our direct to consumer sales channel and expansion in international markets.

We were incorporated as a Maryland corporation in 1996. Our principal executive offices are located at 1020 Hull Street, Baltimore, Maryland 21230, and our telephone number is (410) 454-6428.

Recent Developments

On May 31, 2016, we announced that during the second quarter of 2016 we expect to recognize an impairment charge of approximately $23 million related to the planned liquidation of The Sports Authority, one of our wholesale customers.

We have previously announced our intention to relocate our corporate headquarters to new facilities to be constructed over the course of the next several years along the Port Covington waterfront in Baltimore, Maryland. In the coming weeks, we expect to enter into an agreement with entities affiliated with Kevin A. Plank, our founder, Chairman and Chief Executive Officer, to purchase the property on which the new facilities will be constructed for a purchase price of approximately $70 million. Approval of the transaction is subject to Audit Committee approval pursuant to the terms of our policy on transactions with related persons.

THE OFFERING

This summary is not a complete description of the notes. For a more detailed description of the notes, see “Description of the Notes” in this prospectus supplement.

Issuer	Under Armour, Inc.

Securities Offered	$600,000,000 aggregate principal amount of 3.250% Senior Notes due 2026.

Maturity	The notes will mature on June 15, 2026.

Interest Rate	The notes will bear interest from June 13, 2016 at the rate of 3.250% per annum.

Interest Payment Dates	Interest on the notes is payable semi-annually on June 15 and December 15 of each year, beginning December 15, 2016.

Ranking of Notes	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations from time to time outstanding.

The notes will be effectively junior to any of our future secured indebtedness, to the extent of the value of any assets securing such indebtedness and will be structurally subordinated to preferred stock, indebtedness or other liabilities of our subsidiaries. The indenture does not restrict the ability of our subsidiaries to incur indebtedness or issue preferred stock.

Sinking Fund	None.

Optional Redemption	Prior to March 15, 2026 (three months prior to the maturity date of the notes), we may redeem some or all of the notes at any time or from time to time at the applicable redemption price based on a formula set forth in this prospectus supplement. In addition, on or after March 15, 2026 (three months prior to the maturity date of the notes), we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. The redemption prices are discussed under the caption “Description of the Notes—Optional Redemption.”

Change of Control Triggering Event	Upon the occurrence of a “change of control triggering event,” as defined under “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The indenture governing the notes will contain covenants limiting our ability and certain of our subsidiaries’ ability to:

•	create liens;

•	enter into sale and leaseback transactions; and

•	consolidate or merge with, or sell, lease or convey all or substantially all of our or their properties or assets to, another person.

However, each of these covenants is subject to a number of significant exceptions. You should read “Description of the Notes—Certain Covenants” for a description of these covenants.

Form and Denominations	We will issue the notes in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”).

You will hold beneficial interests in the notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books. Except under limited circumstances, we will not issue certificated notes.

Further Issuances	We may, without consent of the holders of the notes, create and issue additional notes identical to the notes in all respects (other than with respect to the date of issuance, issue price and in certain circumstances the first interest payment date). These additional notes will be consolidated and form a single series with the notes.

Use of Proceeds	We estimate that we will receive net proceeds from this offering of approximately $592.1 million, after deducting underwriting discounts and our estimated offering expenses. We intend to use the net proceeds of this offering to repay indebtedness outstanding under our revolving credit facility. See “Use of Proceeds.”

Conflicts of Interest	Affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, HSBC Securities (USA) Inc., PNC Capital Markets LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, SunTrust Robinson Humphrey, Inc., Citigroup Global Markets Inc., Regions Securities LLC, and SMBC Nikko Securities America, Inc. will receive 5% or more of the net proceeds of this offering by reason of the repayment of amounts due under our revolving credit facility. See “Use of Proceeds.” To the extent that any one underwriter, together with its affiliates, receives 5% or more of the net proceeds, such underwriter would be deemed to have a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority. Accordingly, this offering will be conducted in accordance with Rule 5121. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Absence of Public Market for the Notes	The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so, and any market-making in the notes may be discontinued at any time in their sole discretion. Accordingly, there can be no assurance as to the development or liquidity of any markets for the notes. For more information, see “Underwriting (Conflicts of Interest).”

Governing Law	New York.

Trustee	Wilmington Trust, National Association.

Risk Factors	An investment in the notes involves risk. You should carefully consider all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes. In particular, we urge you to carefully consider the information set forth in the section titled “Risk Factors” beginning on page S-5 of this prospectus supplement and in Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2015 (which is incorporated by reference herein), for a description of certain risks you should consider before investing in the notes.

RISK FACTORS

Investing in the notes offered hereby involves risks. Prior to deciding to purchase any notes, prospective investors should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors set forth below related to the issuance of the notes and the risk factors in Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2015 and the other documents incorporated by reference herein, where we identify other factors that could affect our business. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in this prospectus supplement. Some risk factors may be “forward-looking statements.” For a discussion of those statements and of other factors for investors to consider, see “Forward-Looking Statements” in the accompanying prospectus and documents incorporated by reference herein.

Risks Related to the Notes and Our Other Indebtedness

Our credit facility contains financial covenants and other restrictions on our actions, and it could therefore limit our operational flexibility or otherwise adversely affect our financial condition.

We have, from time to time, financed our liquidity needs in part from borrowings made under our credit facility that provides for both revolving credit facility borrowings and term loan borrowings. As of March 31, 2016 after giving effect to this offering and the use of proceeds contemplated hereby, we would have had $205 million of term loan borrowings and $97.9 million outstanding under our revolving credit facility. The credit facility contains negative covenants that, subject to significant exceptions limit our ability, among other things, to incur additional indebtedness, make restricted payments, pledge assets as security, make investments, loans, advances, guarantees and acquisitions, undergo fundamental changes and enter into transactions with affiliates. In addition, we must maintain a certain leverage ratio and interest coverage ratio as defined in the credit facility. Failure to comply with these operating or financial covenants could result from, among other things, changes in our results of operations or general economic conditions. These covenants may restrict our ability to engage in transactions that would otherwise be in our best interests. Failure to comply with any of the covenants under the credit facility could result in a default. In addition, the credit facility includes a cross default provision whereby an event of default under certain other debt obligations (including the notes offered hereby) will be considered an event of default under the credit facility. If an event of default occurs, the commitments of the lenders under the credit facility may be terminated and the maturity of amounts owed may be accelerated which could cause an event of default and acceleration of the notes offered hereby.

The notes will be effectively subordinated to any of our debt that is secured.

The notes will be our unsecured, unguaranteed obligations and will be effectively junior to any of our current or future secured debt obligations, to the extent of the value of any assets securing such debt. As of March 31, 2016, we had approximately $43.5 million in aggregate principal amount of secured indebtedness outstanding. The effect of this subordination is that if we are involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, or upon a default in payment on, or the acceleration of, any of our secured debt, if any, our assets that secure debt will be available to pay obligations on the notes only after all debt under our secured debt, if any, has been paid in full from those assets. Holders of the notes will participate in any remaining assets ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes will not be obligations of any of our subsidiaries and will be effectively subordinated to the liabilities, including trade payables, of our subsidiaries. The incurrence of other indebtedness or other liabilities by any of our subsidiaries is not prohibited in connection with the notes and could adversely affect our ability to pay our obligations on the notes. A significant portion of our operations is conducted through our subsidiaries and our cash flow and consequent ability to service our debt, including the notes, depends in part on our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be structurally subordinated to all liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish.

The indenture governing the notes does not contain financial covenants and only provides limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the notes.

While the indenture governing the notes contains terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes.

The indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event we experience significant adverse changes in our financial condition;

•	restrict us or our subsidiaries from incurring additional unsecured debt or other liabilities, including additional unsecured senior debt and, accordingly, does not protect holders of the notes in the event we incur additional debt or liabilities and our ability to pay our obligations on the notes is adversely affected;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes; or

•	restrict our ability to enter into highly leveraged transactions.

Furthermore, the indenture governing the notes contains only limited protections in the event of a change in control. As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

We may not be able to repurchase all of the notes upon a change of control triggering event.

As described under “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event,” we will be required to offer to repurchase the notes upon the occurrence of events constituting a change of control triggering event. We may not have sufficient funds to repurchase the notes in cash at such time or have the ability to arrange necessary financing on acceptable terms. Our failure to repurchase the notes as required under the indenture would result in a default under the indenture and credit facility, each of which could have material adverse consequences for us and the holders of the notes. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

You may not be able to determine when a change of control triggering event has occurred.

The definition of change of control, which is a condition precedent to a change of control triggering event, includes a phrase relating to the sale, transfer, or conveyance of “all or substantially all” of Under Armour, Inc.’s assets and the assets of its subsidiaries taken as a whole. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require the Company to repurchase your notes as a result of a sale, transfer, or conveyance of less than all of its assets to another individual, group or entity may be uncertain.

There is no existing market for the notes. If any develops, it may not be liquid.

The notes are a new issue of securities and there is currently no established market for the notes. We do not intend to list the notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes following the offering, as permitted by applicable laws or regulations. However, the underwriters have no obligation to make a market in the notes and they may cease market-making activities at any time without notice. Further, there can be no assurance as to the liquidity of any markets that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	our financial performance;

•	our credit ratings with nationally recognized credit rating agencies; and

•	the level, direction and volatility of market interest rates generally.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

We currently expect that, upon issuance, the notes will be rated by one or more rating agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of $592.1 million, after deducting estimated underwriting discounts and our estimated offering expenses. We intend to use the net proceeds of this offering to repay $592.1 million outstanding under our revolving credit facility. Borrowings under our revolving credit facility currently bear interest at the rate of LIBOR plus 1.125%, and our revolving credit facility matures on January 22, 2021. Affiliates of each of the underwriters are lenders under our revolving credit facility and accordingly will receive a portion of the proceeds from this offering. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.” Pending the application of the net proceeds, we may temporarily invest the net proceeds in cash equivalents or short-term investments.

CAPITALIZATION

The following table sets forth our cash position and capitalization as of March 31, 2016, on an actual basis and on an as adjusted basis after giving effect to this offering and the application of the net proceeds from this offering as described in “Use of Proceeds.”

You should read this information in conjunction with “Use of Proceeds” included elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our historical financial statements and related notes in our most recent Annual Report on Form 10-K for the year ended December 31, 2015 and our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, both of which are incorporated by reference into this prospectus supplement.

	March 31, 2016
	Actual	As Adjusted
	(in millions, except share and per share data)
Cash and cash equivalents	$157.0	$157.0

Long term debt:
Term loan	$205.0	$205.0
Revolving credit facility(1)	690.0	97.9
Notes offered hereby(2)	—	600.0
Other long term debt	43.5	43.5

Total long term debt	938.5	946.4
Stockholders’ equity:
Class A Common Stock, $0.0003 1/3 par value; 400,000,000 shares authorized; 183,141,109 shares issued and outstanding	0.1	0.1
Class B Convertible Common Stock, $0.0003 1/3 par value; 34,450,000 shares authorized, issued and outstanding	0.0	0.0
Class C Common Stock, $0.0003 1/3 par value; 400,000,000 shares authorized; 217,591,109 shares issued and outstanding(3)	0.1	0.1
Additional paid-in-capital	703.0	703.0
Retained earnings	1,082.0	1,082.0
Accumulated other comprehensive loss	(44.0)	(44.0)

Total stockholders’ equity	1,741.3	1,741.3

Total capitalization	$2,679.8	$2,687.7

(1)	We have $1,250 million of total availability under our revolving credit facility and borrow thereunder from time to time for working capital and other needs. Accordingly, the outstanding balance fluctuates throughout the year.
(2)	Reflects the principal amount of the notes offered hereby.
(3)	Shares of Class C common stock were distributed on April 7, 2016, to stockholders of record of Class A common stock and Class B convertible common stock as of March 28, 2016. Stockholders’ equity and all references to share amounts appearing in this prospectus supplement have been retroactively adjusted to reflect this distribution for all periods presented.

DESCRIPTION OF THE NOTES

General

Under Armour, Inc. will issue $600,000,000 aggregate principal amount of 3.250% Senior Notes due 2026 (the “Notes”) under a base indenture to be dated June 13, 2016, as supplemented by a supplemental indenture to be dated June 13, 2016, in each case between Under Armour, Inc. and Wilmington Trust, National Association, as trustee (the “trustee”), referred to herein together as the “indenture.”

The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The following description of the provisions of the indenture is only a summary. You should read the entire indenture carefully before investing in the Notes. You can obtain a copy of the indenture by following the directions under the caption “Where You Can Find More Information” in this prospectus supplement.

Unless otherwise indicated, capitalized terms used in the following summary that are defined in the indenture have the meanings used in the indenture. As used in this “Description of the Notes,” references to “Under Armour,” “we,” us” and “our” refer to Under Armour, Inc., a Maryland corporation, and do not, unless the context otherwise indicates, include any of our subsidiaries.

The amount of debt securities that we may issue under the indenture is unlimited. After completion of this offering, we may from time to time, without your consent and without notifying you, create and issue notes under the base indenture, by way of supplemental indenture, in one or more series, which may have terms and conditions that differ from those that are set forth herein. In addition, we may, without your consent and without notifying you, issue additional notes that may be consolidated and form a single series with, and have the same ranking, interest rate, maturity date, redemption rights and other terms as, the Notes offered hereby; provided that, if such additional notes are not fungible for U.S. federal income tax purposes with any Notes previously issued, such additional notes will be issued under a separate CUSIP, ISIN and/or any other identifying number. Unless the context otherwise requires, references to the “Notes” for all purposes of the indenture and this “Description of the Notes” include any additional notes that are actually issued under the indenture.

The Notes will be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will not have the benefit of a sinking fund.

We do not intend to apply for the Notes to be listed on any securities exchange.

We and our subsidiaries and affiliates may, subject to compliance with applicable law, at any time and from time to time purchase Notes through tender offers, privately negotiated purchases, in the open market or otherwise.

Principal, Maturity and Interest

The Notes will mature on June 15, 2026 and will bear interest at the rate of 3.250% per annum. Interest on the Notes will be payable semi-annually, in cash, in arrears on June 15 and December 15 of each year, commencing on December 15, 2016, to the registered holders of record thereof at the close of business on the immediately preceding June 1 and December 1 of each year (whether or not such record date is a business day).

Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of the Notes. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date falls on a day that is not a business day, the payment of the interest payable on such date will be made on the next business day, and no interest shall accrue on the amount of interest due on that interest payment date for the period from and after such interest payment date to the date of payment. The term “business day” means any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in the principal place of payment are authorized or required by law, regulation or executive order to close.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency maintained by us for such purpose (which initially will be the Corporate Trust Office). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the Notes is no longer represented by a global note, payment of interest on certificated notes in definitive form may, at our option, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of Notes, wire transfer to an account located in the United States maintained by the payee. See “—Book-Entry System; Delivery and Form” below.

A holder may transfer or exchange any certificated Notes in definitive form at the same location set forth in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Under Armour is not required to transfer or exchange any Note selected for redemption during a period of 15 days before delivery of a notice of redemption of Notes to be redeemed.

The registered holder of a Note will be treated as the owner of it for all purposes.

Ranking

The Notes will be our senior unsecured obligations. Payment of the principal and interest on the Notes will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and, to the extent we incur or acquire subordinated indebtedness in the future, rank senior in right of payment to our subordinated indebtedness. The Notes will be effectively subordinated to any of our current or future secured indebtedness, to the extent of the value of any assets securing such indebtedness.

We conduct a significant portion of our operations through subsidiaries, which generate a substantial portion of our operating income and cash. Contractual provisions, laws or regulations, as well as any subsidiary’s financial condition and operating requirements, may limit our ability to obtain or receive cash from our subsidiaries in order to service our debt obligations, including making payments on the Notes. Claims of creditors of our subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be structurally subordinated to all existing and future obligations of our subsidiaries, including trade creditors and preferred stockholders, if any, of our subsidiaries. The indenture does not restrict the ability of our subsidiaries to incur indebtedness.

Optional Redemption

Prior to the Par Call Date (three months prior to the scheduled maturity date), we may redeem the Notes, in whole or in part, at our option at any time or from time to time, at a redemption price equal to the greater of:

(1)	100% of the principal amount of the Notes to be redeemed; or

(2)	the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (assuming such Notes matured on the Par Call Date) (not including any portion of payments of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 25 basis points, plus, in the case of each of (1) and (2), accrued and unpaid interest thereon to, but not including, the redemption date.

On and after the Par Call Date (three months prior to the scheduled maturity date), we may redeem the Notes, in whole or in part, at our option at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

In no event will the trustee be responsible to calculate or verify calculations or provide data for such calculations.

Notice of any redemption will be delivered at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed and will set forth the redemption price of the Notes. If fewer than all of the Notes are to be redeemed, the trustee will select the particular Notes to be redeemed by the method specified in the indenture. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or the portion of the Notes called for redemption.

Any redemption and notice of redemption may, at our discretion, be conditioned on one or more conditions precedent.

For purposes of calculating the redemption prices, the following terms will have the meanings set forth below.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed, calculated as if the maturity date of such Notes were the Par Call Date (the “Remaining Life”), that would be utilized, at the time of selection and in accordance with customary financial practice, to price new issues of corporate debt securities with a maturity comparable to the Remaining Life of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date for the Notes, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, (2) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all quotations obtained or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers, as appointed by us from time to time.

“Par Call Date” means March 15, 2026 (three months prior to the maturity of the Notes).

“Reference Treasury Dealer” means (1) each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC (or any of their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

Offer to Repurchase Upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event (as defined below), unless we have exercised our right to redeem the Notes as described above under “—Optional Redemption,” the indenture provides that we will be required to make an offer (the “Change of Control Offer”) to each holder of the Notes to repurchase all or a portion (equal to minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the repurchase date (the “Change of Control Payment”), subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which a Change of Control Triggering Event occurs, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to provide a notice to each holder of Notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the repurchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is provided, other than as may be required by law (the “Change of Control Payment Date”). The notice, if provided prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes repurchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Repurchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the Depositary, while Notes are in global form, prior to the close of business on the third business day prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all Notes or portion of Notes validly tendered and not withdrawn pursuant to the Change of Control Offer;

•	deposit with the paying agent (by 11:00 a.m., New York City time, on the payment date) an amount equal to the Change of Control of Payment in respect of all Notes or portions of Notes so tendered; and

•	deliver or cause to be delivered to the trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes being repurchased by us.

The paying agent will deliver to each holder the Change of Control Payment for the Notes tendered by such holder and accepted for repurchase, and the trustee will promptly authenticate and cause to be delivered (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

We will not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer if it had been made by us, and such third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than an event of default resulting from failure to pay the Change of Control Payment. For all purposes of the Notes and the indenture, a failure by such third party to comply with the requirements of such offer and to complete such offer shall be treated as a failure by us to comply with our obligations to offer to purchase the Notes unless we promptly make an offer to repurchase the Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of repurchase, which shall be no later than 30 days after the third party’s scheduled Change of Control Payment Date.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes following a Change of Control Triggering Event, and Under Armour, or any third party making an offer to repurchase the Notes in the Change of Control Triggering Event in lieu of us, as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Triggering Event described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any to, but not including, the redemption date.

Our ability to pay cash to the holders of Notes following the occurrence of a Change of Control Triggering Event with respect to the Notes may be limited by our then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The definition of Change of Control under the indenture includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such holder’s Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain.

For the purposes of this section, the following definitions apply:

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” other than to us or one of our subsidiaries, other than any such transaction or series of related transactions where holders of our Voting Stock immediately prior thereto hold at least a majority of the Voting Stock of the transferee Person immediately after giving effect thereto; (2) any circumstance or event which causes any “person” other than us or one of our subsidiaries or Kevin Plank and/or any of the Kevin Plank Family Entities, at any time, to own and control, directly or indirectly, of record and beneficially, Voting Stock constituting greater than fifty percent (50%) of the votes entitled to be cast for the election of directors of Under Armour or any parent company (as defined below); (3) we or any parent company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, us or any parent company, in any such event pursuant to a transaction in which any of our outstanding Voting Stock, the Voting Stock of such parent company or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock or the Voting Stock of such parent company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company (a “parent company”) and (ii) the holders of our Voting Stock or the Voting Stock of any parent company immediately prior to that transaction hold at least a majority of the Voting Stock of such parent company immediately following that transaction; provided that any series of related transactions shall be treated as a single transaction. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a related Rating Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of our control, the equivalent investment grade credit rating from a Substitute Rating Agency).

“Kevin Plank Family Entity” shall mean (i) any not-for-profit corporation controlled by Kevin Plank, his wife or children, or any combination thereof, (ii) any other corporation if at least 66% of the value and voting power of its outstanding equity is owned by Kevin Plank, his wife or children, or any combination thereof; (iii) any partnership if at least 66% of the value and voting power of its partnership interests are owned by Kevin Plank, his wife or children, or any combination thereof; (iv) any limited liability or similar company if at least 66% of the value and voting power of Under Armour and its membership interests are owned by Kevin Plank, his wife or children; or (v) any trust the primary beneficiaries of which are Kevin Plank, his wife, children and/or charitable organizations, which if the trust is a wholly charitable trust, at least 66% of the trustees of such trust are appointed by Kevin Plank or his wife.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means:

(1)	each of Moody’s and S&P, and

(2)	if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a Substitute Rating Agency in lieu thereof.

“Rating Event” with respect to the Notes means (i) the rating of the Notes is lowered by both of the Rating Agencies during the period (the “Trigger Period”) commencing on the earlier of the first public notice of (a) the occurrence of a Change of Control or (b) our intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies) and (ii) the Notes are rated below an Investment Grade rating by both of the Rating Agencies on any day during the Trigger Period. Notwithstanding the foregoing, a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, such Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Rating Services, a division of McGraw Hill Financial, Inc., and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for any or each of Moody’s or S&P, as the case may be.

Restrictive Covenants

Neither we nor any of our subsidiaries will be restricted by the indenture from:

•	incurring any indebtedness or other obligation (except in the case of certain kinds of secured indebtedness, to the extent set forth in “—Limitations on Liens”),

•	paying dividends or making distributions on our capital stock or the capital stock of our subsidiaries, or

•	purchasing or redeeming our capital stock or the capital stock of our subsidiaries.

In addition, we will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the Notes upon a Change of Control or other events involving us or any of our subsidiaries that may adversely affect the creditworthiness of the Notes, except to the limited extent provided under “—Offer to Repurchase Upon Change of Control Triggering Event. Among other things, the indenture will not contain covenants designed to afford holders of the Notes any protections in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the Notes, except to the limited extent provided under “—Offer to Repurchase Upon Change of Control Triggering Event.”

Some of the defined terms used in the following subsections are defined below under “—Definitions for Restrictive Covenants.”

Limitations on Liens

We have agreed under the indenture that we will not, and will not permit any Significant Subsidiary to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (herein called “debt”) secured by a pledge of, or mortgage or other lien on, any Principal Property, now owned or hereafter owned by us or any Significant Subsidiary, or any shares of capital stock or debt of any Significant Subsidiary (herein called “liens”), without providing that the Notes (together with, if we shall so determine, any other debt or obligations of Under Armour or any Significant Subsidiary ranking equally with the Notes and then existing or thereafter created) shall be secured equally and ratably with (or, at our option, prior to) such secured debt so long as such secured debt shall be so secured. The foregoing restrictions shall not apply to:

•	liens existing as of the date of the initial issuance of the Notes offered hereby;

•	liens on any property acquired (whether by merger, consolidation, purchase, lease or otherwise), constructed or improved by us or any Significant Subsidiary after the date of the indenture which are created or assumed prior to, contemporaneously with, or within 18 months after, such acquisition, construction or improvement, to secure or provide for the payment of all or any part of the cost of such acquisition, construction or improvement (including related expenditures capitalized for U.S. federal income tax purposes in connection therewith) incurred after the date of the indenture;

•	liens on any property, shares of capital stock or debt existing at the time of the acquisition thereof, whether by merger, consolidation, purchase, lease or otherwise (including liens on property, shares of capital stock or indebtedness of a corporation existing at the time such Person becomes a Significant Subsidiary); provided that such lien was not created in anticipation of the Person becoming a Significant Subsidiary;

•	liens for taxes, duties, assessments, governmental charges or levies that are not yet due or delinquent or which can be paid without penalty or are being contested in good faith;

•	liens imposed for one or more Special Tax Districts;

•	liens in favor of, or which secure debt owing to, us or any Significant Subsidiary; and

•

any extension, renewal or replacement (or successive extensions, removals or replacements) as a whole or in part, of any lien referred to in the foregoing bullets, inclusive; provided that (i) such extension, renewal or replacement lien shall be limited to all or a part of the same property, shares of capital stock or debt that secured the lien extended, renewed or replaced (plus improvements on such property) and (ii) the debt secured by such lien at such time is not increased.

Notwithstanding the restrictions described above, we or any Significant Subsidiary may incur, issue, assume or guarantee any debt secured by a lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Notes, provided that at the time of such incurrence, issuance, assumption or guarantee, after giving effect thereto, the aggregate amount of all outstanding debt secured by liens which could not have been incurred, issued, assumed or guaranteed by us or a Significant Subsidiary without equally and ratably securing the Notes then outstanding except for the provisions of this paragraph, together with the aggregate amount of Attributable Debt (defined below) incurred pursuant to the first paragraph under the caption “— Limitations on Sale and Leaseback Transactions” below, does not at such time exceed 15% of our Consolidated Net Tangible Assets.

Limitations on Sale and Leaseback Transactions

We may not, and may not permit any Significant Subsidiary to, enter into any Sale and Leaseback Transaction involving any Principal Property, unless either of the following conditions are met:

(i)	after giving effect thereto, the aggregate amount of all Attributable Debt with respect to Sale and Leaseback Transactions plus the aggregate amount of debt secured by a lien incurred without equally and ratably securing the Notes pursuant to the last paragraph of the covenant “—Limitations on Liens” above would not exceed 15% of our Consolidated Net Tangible Assets, or

(ii)	within 270 days of such Sale and Leaseback Transaction, Under Armour or such Significant Subsidiary applies to any combination of (a) the retirement or prepayment, and in either case, the permanent reduction, of Funded Debt of Under Armour or any Significant Subsidiary (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount) or (b) the purchase, construction, development, expansion or improvement of property or assets used or useful in our business, an amount not less than the Net Proceeds of the Sale and Leaseback Transaction.

This restriction will not apply to any Sale and Leaseback Transaction, and there will be excluded from Attributable Debt in any computation described in this covenant or above under the covenant “—Limitations on Liens” with respect to any such transaction (x) solely between Under Armour and a Significant Subsidiary or solely between Significant Subsidiaries; and (y) in which the applicable lease is for a period, including renewal rights, of three years or less.

Definitions for Restrictive Covenants

“Attributable Debt” means, on the date of any determination, the lesser of (1) the sale price of the Principal Property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the present value of the obligation of the lessee for Net Rental Payments during the remaining term of the lease included in a Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the interest rate set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes on such date of determination, in either case compounded semi-annually.

“Consolidated Net Tangible Assets” means our total assets, less net goodwill and other intangible assets, less total current liabilities, all as described on our most recently available consolidated balance sheet and calculated based on positions as reported in our consolidated financial statements in accordance with generally accepted accounting principles as in effect from time to time.

“Funded Debt” means all indebtedness for money borrowed, including purchase money indebtedness, (i) having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect of such indebtedness, beyond one year from its creation (including in all cases any such indebtedness that may be included in current liabilities on our consolidated balance sheet in accordance with generally accepted accounting principles as in effect from time to time) and (ii) which is not subordinated in right of payment to the Notes.

“Net Proceeds” means, with respect to a Sale and Leaseback Transaction, the aggregate amount of cash or cash equivalents received by us or any of our Significant Subsidiaries, less the sum of all payments, fees, commissions and expenses incurred in connection with such transaction, and less the amount (estimated reasonably and in good faith by us) of income, franchise, sales and other applicable taxes required to be paid by us or any of our Significant Subsidiaries in connection with such transaction in the taxable year that such transaction is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

“Net Rental Payments” means the total amount of rent payable by the lessee after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any manufacturing plant or other similar facility, office facility, warehouse, distribution center or any parcel of real estate or group of contiguous parcels of real estate located within the United States owned or leased by us or any of our Subsidiaries and the gross book value, without deduction of any depreciation reserves, of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets.

“Sale and Leaseback Transaction” means any arrangement whereby we or any of our Significant Subsidiaries has sold or transferred, or will sell or transfer, property and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of the property substantially over the useful life of such property.

“Significant Subsidiary” means a Subsidiary of ours which owns or leases a Principal Property.

“Special Tax District” means a special taxing district that is created to (a) support any TIF Financing Obligation, or (b) provide services supplemental to those customarily provided by the applicable local governmental authorities.

“Subsidiary” means with respect to us at any date, any corporation, limited liability company, partnership, association or other entity of which we, or we and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own more than 50% of the Voting Stock.

“TIF Financing Obligation” means any notes, bonds or other obligations issued by a governmental authority at the request and for the benefit of Under Armour or any of its Subsidiaries and the community in which Under Armour or any of its Subsidiaries conducts any portion of its business.

“Voting Stock” means, with respect to any Person, capital stock of any class or kind the holders of which have general voting power under ordinary circumstances to vote for the election of the board of directors, managers or other voting members of the governing body of a Person; provided that, for the purpose of such definition, capital stock which carries only the right to vote conditioned on the occurrence of an event shall not be considered Voting Stock whether or not such event shall have occurred.

Consolidation, Merger, Conveyance, Transfer or Lease

We may, without the consent of the holders of any outstanding Notes, consolidate or merge with or into, or transfer or lease all or substantially all our properties or assets to another Person, provided that:

•	we are the surviving entity or, if not, the successor entity formed by such consolidation or into which we are merged or which acquires or leases our properties or assets is organized and existing under the laws of the United States, any state thereof, or the District of Columbia and expressly assumes our obligations with respect to the Notes and under the indenture;

•	no default or event of default exists or will occur immediately after giving effect to the transaction; and

•	we have delivered to the trustee the officers’ certificates and opinions of counsel required under the indenture.

Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of our properties and assets, the successor Person may exercise our rights and powers under the indenture. Except in the case of a lease, we will be relieved of all obligations and covenants under the Notes and the indenture.

Events of Default

The following are events of default under the indenture with respect to the Notes:

•	failure to pay any installment of interest on the Notes when due and the continuance of such failure for 30 consecutive days;

•	failure to pay principal of, or premium, if any, on the Notes when due;

•	failure to observe or perform any other covenant or agreement in the Notes or the indenture and the continuance of such failure for 90 days after receipt by us of notice of such failure, specifying such failure and requiring the same to be remedied, from the trustee or holders of at least 25% of the principal amount of the Notes outstanding (including any additional notes);

•	a default on any indebtedness for borrowed money (including guarantees thereof) of Under Armour or a Significant Subsidiary of Under Armour (other than indebtedness owing to Under Armour or any of its Subsidiaries), which default results in the acceleration of such indebtedness (if such indebtedness has not already matured in accordance with its terms) in an amount in excess of $100,000,000 without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled within 30 days after receipt by us of notice from the trustee or holders of at least 25% of the principal amount of the Notes outstanding (including any additional Notes); provided, however, that if any failure or default that results in acceleration referred to above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed not to have occurred; and

•	certain events of bankruptcy, insolvency or reorganization of Under Armour.

If an event of default with respect to the Notes occurs and continues, either the trustee or the holders of at least 25% in aggregate principal amount of the Notes may declare the principal amount of the Notes to be due and payable immediately; provided that, in the case of certain events of bankruptcy, insolvency or reorganization of Under Armour (or its successor by consolidation or merger), such principal amount, or portion thereof will automatically become due and payable without any action by the trustee or any holder and the trustee, if not already, will become the paying agent without further action on its part. However, at any time after an acceleration with respect to the Notes has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see “—Modification and Waiver” below.

The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. Subject to such indemnification and certain other limitations, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Notes.

Other than with respect to a lawsuit for the payment of principal, premium, if any, and interest on the Notes when due, the indenture provides that no holder may institute any action against us under the indenture without first complying with the conditions set forth in the indenture.

We will furnish to the trustee an annual statement as to our performance of certain of our obligations under the indenture in the form of an officer’s certificate.

Legal Defeasance and Covenant Defeasance

The indenture provides that we may, at our option, elect to discharge our obligations with respect to the Notes (“Legal Defeasance”). If Legal Defeasance occurs, we will be deemed to have paid and discharged all amounts owed under the Notes, and the indenture will cease to be of further effect as to the Notes, except that:

•	holders will be entitled to receive timely payments for the principal of, premium, if any, and interest on, the Notes, from the funds deposited with the trustee for that purpose (as explained below);

•	our obligations will continue with respect to the issuance of temporary Notes, the registration of the Notes, and the replacement of mutilated, destroyed, lost or stolen Notes;

•	the trustee will retain its rights, powers, trusts, duties, and immunities, and we will retain our obligations in connection therewith; and

•	other Legal Defeasance provisions of the indenture will remain in effect.

In addition, we may, at our option and at any time, elect to cause the release of our obligations with respect to most of the covenants in the indenture (“Covenant Defeasance”) with respect to the Notes. If Covenant Defeasance occurs, certain events (not including non-payment events and bankruptcy, insolvency and reorganization events) relating to Under Armour described under “—Events of Default” will no longer constitute events of default with respect to the Notes. We may exercise Legal Defeasance regardless of whether we previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance (each, a “Defeasance”) with respect to the Notes:

(1)	We must irrevocably deposit with the trustee, in trust, for the benefit of holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof as may be provided with respect to the Notes, in amounts that will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the Notes on the stated date for payment or any redemption date thereof, and the trustee must have, for benefit of holders of the Notes, a valid and perfected security interest in the obligations so deposited;

(2)	in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel confirming that:

•	we have received from, or there has been published by, the Internal Revenue Service, a ruling, or

•	since the date of the indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to

U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel confirming that beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(4)	no default or event of default with respect to the Notes may have occurred and be continuing under the indenture on the date of the deposit with respect to the Notes (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit); in addition, no event of default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter;

(5)	the Legal Defeasance or Covenant Defeasance may not result in a breach or violation of, or constitute a default under any material debt agreement or instrument (excluding the indenture) to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries is bound; and

(6)	we must deliver to the trustee an officers’ certificate confirming the satisfaction of conditions in clauses (1) through (5) above, and an opinion of counsel confirming the satisfaction of the conditions in clauses (1), (2), (3) and (5) above.

If the amount deposited with the trustee to effect a Covenant Defeasance is insufficient to pay the principal of, premium, if any, and interest on, the Notes when due, then our obligations under the indenture and the Notes will be revived, and such Covenant Defeasance will be deemed not to have occurred. We may exercise our Legal Defeasance option notwithstanding our prior exercise of our Covenant Defeasance option.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect with respect to the Notes offered hereby when:

•	either:

•	all Notes that have been authenticated and, except for lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us, have been delivered to the trustee for cancellation; or

•	all Notes that have not been delivered to the trustee for cancellation (1) have become due and payable, (2) will become due and payable at their stated maturity within one year or (3) have been or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense;

and we have irrevocably deposited or caused to be deposited with the trustee U.S. legal tender, U.S. Government Obligations or a combination thereof as may be provided with respect to the Notes, in amounts that will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on the Notes not delivered to the trustee for cancellation (in the case of Notes that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be:

•	we have paid or caused to be paid all other sums payable by us under the indenture in respect of the Notes; and

•	we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited amounts toward the payment of such Notes at maturity or on the redemption date, as the case may be.

In addition, we must deliver an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification and Waiver

Modifications and amendments of the base indenture, any supplemental indenture and the Notes may be made by us and the trustee with the consent of holders of not less than a majority in aggregate principal amount of the outstanding Notes, except that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

•	extend the stated maturity date of the principal of, or any installment of interest on, any Note;

•	reduce the principal amount of or the rate (or extend the time for payment) of interest on, or any premium payable upon the redemption of, any Note;

•	reduce the amount of principal payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or premium, if any, or interest on, any Note;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, any such debt security;

•	reduce the percentage in aggregate principal amount of Notes, the consent of the holders of which is required for any amendment, supplemental indenture or waiver provided for in the indenture;

•	modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each Note;

•	cause any Note to become contractually subordinate in right of payment to any other debt; or

•	impair a holder’s right to require repurchase of the Notes on the terms provided herein.

We and the trustee may modify or amend the indenture and the Notes without the consent of any holder of any Notes:

•	to cure any ambiguity, omission, defect or inconsistency in the indenture;

•	to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act;

•	to evidence the succession of another Person to the obligations of Under Armour under the indenture and the assumption by any such successor of the obligations of Under Armour under the indenture to the extent permitted under the indenture;

•	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

•	to add covenants or additional events of default for the benefit of the holders, to surrender any of our rights or to add circumstances under which we will pay additional interest on the Notes;

•	to add one or more guarantees for the benefit of holders of the notes;

•	to add collateral security with respect to the notes;

•	to provide for the issuance of any additional notes;

•	to comply with the rules of any applicable securities depository;

•	to conform the provisions of the indenture to this “Description of the Notes” section of this prospectus supplement;

•	to make any changes to the base indenture applicable only to debt securities of a series other than the Notes offered hereby;

•	to make any change that does not adversely affect in any material respect the rights of any holder of notes.

The holders of a majority in aggregate principal amount of the Notes may, on behalf of the holders of all Notes, waive our compliance with certain restrictive provisions of the indenture and the Notes. The holders of a majority in aggregate principal amount of the Notes may, on behalf of the holders of all such Notes, waive any past default under the indenture, except a default in the payment of the principal of, or premium, if any, or interest on, such debt securities or in respect of any provision of the indenture that cannot be modified or amended without the consent of the holder of each Note. Upon any such waiver, such default shall cease to exist and any event of default arising therefrom shall be deemed to have been cured for every purpose of the indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any rights consequent thereon.

The Trustee

Wilmington Trust, National Association is trustee under the indenture and has been appointed by us as registrar and paying agent with regard to the Notes. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the Notes will be effected initially by the trustee or its agent acting as trustee, paying agent or registrar as set forth in the indenture at an office designated by the trustee as its corporate trust office.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture.

The indenture and provisions of the Trust Indenture Act contain limitations on the rights of the trustee, should it become a creditor of Under Armour, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest, it must eliminate such conflict or resign.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry System; Delivery and Form

The Notes will be deposited with the trustee on behalf of The Depository Trust Company (the “Depositary”), in the form of one or more global Notes. The Notes will be issued as fully-registered securities registered in the name of Cede & Co. (the Depositary’s nominee) or such other name as may be requested by an authorized representative of the Depositary. So long as the Depositary or its nominee is the registered owner of a global Note, the Depositary or that nominee will be considered the sole owner or holder of the Notes represented by that global Note for all purposes under the indenture and under the Notes. Except as provided below, owners of beneficial interests in a global Note will not be entitled to have Notes represented by that global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global Note must rely on the procedures of the Depositary and, if that holder is not a direct participant in the Depositary, on the procedures of the participant through which that holder owns its interest, to receive any payments on or a Note or to exercise any rights of a holder of Notes under the indenture or the global Note.

As long as the Depositary is the depositary for the Notes, you may hold interests in the Notes through participants in the Depositary, including Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”). Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the Depositary’s books. The Trustee has and shall have no liability or responsibility for the action or inaction of DTC or any other depositary.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the Notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in the Depositary, on the other hand, would also be subject to the rules and procedures of the Depositary.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the Notes through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both the Depositary and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

If the Depositary notifies us at any time that it is unwilling or unable to continue as Depositary and a successor Depositary is not appointed within 90 days of such notice or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor Depositary is not appointed within 90 days, we will issue Notes in certificated form in exchange for global notes. The indenture permits us to determine at any time and in our sole discretion that debt securities of any series shall no longer be represented by global notes. We would issue definitive certificates in exchange for any beneficial interests withdrawn. We will also issue Notes in certificated form in exchange for global notes if such exchange is made upon request by or on behalf of the Depositary for such global notes in accordance with customary procedures, following the request of a beneficial owner seeking to exercise or enforce its rights under the Notes.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

The following summary describes certain U.S. federal income tax consequences and, in the case of a Non-U.S. Holder (as defined below), certain U.S. federal estate tax consequences, of owning and disposing of notes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. This summary applies to you only if you are a beneficial owner of a note that holds the note as a capital asset (generally, investment property) and you acquire the note for cash in this offering for a price equal to its “issue price” (i.e., the first price at which a substantial amount of the notes is sold for money to investors, other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

This summary does not address special U.S. federal income or estate tax rules that may be applicable to certain categories of beneficial owners of notes, such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	U.S. expatriates;

•	banks and other financial institutions;

•	insurance companies;

•	controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•	real estate investment trusts;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts; and

•	pass-through entities, including partnerships and other entities and arrangements classified as partnerships for U.S. federal tax purposes, and beneficial owners of pass-through entities.

In addition, this summary only addresses U.S. federal income tax consequences and, in the case of Non-U.S. Holders, U.S. federal estate tax consequences, and does not address other U.S. federal tax consequences, including, for example, gift tax consequences or the Medicare tax on certain investment income. This summary also does not address any U.S. state or local or non-U.S. income or other tax consequences.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Entities or arrangements classified as partnerships for U.S. federal income tax purposes, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income and estate tax consequences of owning and disposing of notes.

This summary is based on U.S. federal income and estate tax law, including the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus supplement. Subsequent developments in U.S. federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income and estate tax consequences of owning and disposing of notes as set forth in this summary. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described in this summary, and we have not obtained, nor do we intend to obtain, any ruling from the IRS with respect to the tax consequences of the ownership or disposition of the notes. Before you purchase notes, you should consult your own tax advisor regarding the particular U.S. federal, state and local and non-U.S. income and other tax consequences of owning and disposing of the notes that may be applicable to you.

U.S. Holders

The following summary applies to you only if you are a U.S. Holder. A “U.S. Holder” is a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) have the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Payments of Stated Interest

Stated interest on your notes will be included in your gross income and taxed as ordinary interest income at the time such interest is accrued or received in accordance with your regular method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of Notes

Upon the sale, redemption, retirement, exchange or other taxable disposition (each a “disposition”) of your notes, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•	your amount realized on the disposition (less any amount attributable to accrued but unpaid stated interest on such notes); and

•	your tax basis in such notes, which generally will be their cost to you.

Any amount realized on a disposition that is attributable to accrued but unpaid stated interest will be taxable as ordinary interest income to the extent not previously included your gross income in the manner described above under “—Payments of Stated Interest.” Any gain or loss on a disposition generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if, at the time of the disposition, you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate U.S. Holder, under current law, your long-term capital gain generally will be subject to a preferential rate of U.S. federal income tax.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to payments of stated interest on your notes and the proceeds of a disposition of your notes.

In general, “backup withholding” (currently at a rate of 28%) may apply to payments of stated interest on your notes and the proceeds of a disposition of your notes, if you fail to provide a correct taxpayer identification number or otherwise comply with the applicable requirements of the backup withholding rules and you do not otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability (which may result in your being entitled to a refund of U.S. federal income tax), provided that the required information is timely provided to the IRS.

Non-U.S. Holders

Except as modified for U.S. federal estate tax purposes (as described below), the following summary applies to you if you are a beneficial owner of a Note and you are neither a U.S. Holder (as defined above) nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes (a “Non-U.S. Holder”).

U.S. Federal Withholding Tax

Subject to the discussions below regarding backup withholding and FATCA (as defined below), U.S. federal withholding tax generally will not apply to payments of stated interest on your notes, under the “portfolio interest” exception of the Code, provided that:

•	you do not, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of sections 871(h)(3) and 881(c)(3)(B) of the Code and the Treasury regulations thereunder;

•	you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Code);

•	you are not a bank receiving interest described in section 881(c)(3)(A) of the Code; and

•	such stated interest is not effectively connected with your conduct of a trade or business within the United States.

In addition, to qualify for the “portfolio interest” exception, you will be required to provide a signed written statement, on an IRS Form W-8BEN or W-8BEN-E (or other applicable form), certifying under penalties of perjury that you are not a “United States person” within the meaning of the Code, and providing your name and address to:

•	the applicable withholding agent; or

•	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to the applicable withholding agent under penalties of perjury that it, or the bank or financial institution between it and you, has received the signed, written statement described above from you and provides the applicable withholding agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the foregoing certification requirement. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of stated interest made to you will be subject to 30% U.S. federal withholding tax unless you provide the applicable withholding agent with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business within the United States or (2) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction of this withholding tax under an applicable income tax treaty.

Any gain recognized upon a disposition of your note (other than any amount representing accrued but unpaid stated interest, which will be treated as described above) generally will not be subject to U.S. federal withholding tax, subject to the discussion below regarding backup withholding and FATCA.

U.S. Federal Income Tax

Except for the possible application of U.S. federal withholding tax discussed above, and subject to the discussion below regarding backup withholding and FATCA, as defined below, you generally will not be subject to U.S. federal income tax on payments of stated interest on your notes, or on any gain recognized from (or accrued stated interest treated as received in connection with) a disposition of your notes unless:

•	in the case of stated interest payments or disposition proceeds representing accrued stated interest, you cannot satisfy the requirements of the “portfolio interest” exception described above (and your U.S. federal income tax liability has not otherwise been fully satisfied through the U.S. federal withholding tax described above);

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the disposition of your notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S.-source capital losses recognized in the year of the disposition, generally will be subject to a flat 30% U.S. federal income tax, even though you are not considered a resident alien under the Code); or

•	any stated interest or gain is effectively connected with your conduct of a trade or business within the United States and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you.

If you are engaged in a trade or business within the United States, and stated interest or gain in respect of your notes is effectively connected with the conduct of such trade or business (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you), the stated interest or gain generally will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to a U.S. Holder (although the stated interest will be exempt from the withholding discussed in the preceding paragraphs if you provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a Non-U.S. Holder that is a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable income tax treaty.

Backup Withholding and Information Reporting

Backup withholding will not apply to payments of interest made on the notes to you, if you have provided to the applicable withholding agent the required certification that you are not a “United States person” within the meaning of the Code as described in “—U.S. Federal Withholding Tax” above, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person. However, the applicable withholding agent may be required to report to the IRS and to you payments of stated interest on the notes and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such stated interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or intergovernmental agreement.

The gross proceeds from a disposition of your notes may be subject, in certain circumstances discussed below, to information reporting and backup withholding (currently at a rate of 28%). If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside of the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that is a “United States person” (as defined in the Code) or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that you are not a United States person and certain other conditions are met or you otherwise qualify for an exemption. If you receive payment of the proceeds from a sale of your notes through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying that you are not a United States person or you otherwise qualify for an exemption, provided that the broker does not have actual knowledge, or reason to know, that you are a United States person or that the conditions of any other exemption are not, in fact, satisfied.

You should consult your own tax advisor regarding application of the backup withholding rules to your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability (which may result in your being entitled to a refund of U.S. federal income tax), provided that the required information is timely provided to the IRS.

U.S. Federal Estate Tax

Unless otherwise provided in an applicable estate tax or other treaty, if you are an individual who is not a citizen or a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, notes beneficially owned (or deemed to be owned) by you at the time of your death generally will not be subject to the U.S. federal estate tax, unless, at the time of your death: (i) you actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder; or (ii) stated interest on your notes is effectively connected with your conduct of a trade or business within the United States.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act and related Treasury guidance (collectively referred to as “FATCA”) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source interest (including interest paid on the notes) and (ii) the gross proceeds from a disposition after December 31, 2018 of an obligation that produces U.S.-source interest (including a disposition of the notes). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (x) certain information reporting requirements regarding its U.S. account holders and its direct and indirect U.S. owners and (y) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a U.S. Holder or a Non-U.S. Holder holds its notes will affect the determination of whether such withholding is required. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. We will not pay any additional amounts to U.S. Holders or Non-U.S. Holders in respect of any amounts withheld under FATCA. U.S. Holders that own their interests in a note through a foreign entity or intermediary, and Non-U.S. Holders, are encouraged to consult their own tax advisors regarding FATCA.

THE PRECEDING SUMMARY OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as representatives (the “Representatives”) of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the Representatives, on behalf of the underwriters, we have agreed to sell to the underwriters, and the Representatives have agreed, on behalf of the underwriters, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriters	Principal Amount of notes
J.P. Morgan Securities LLC	$240,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	90,000,000
Wells Fargo Securities, LLC	90,000,000
HSBC Securities (USA) Inc.	45,000,000
PNC Capital Markets LLC	45,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	24,000,000
SunTrust Robinson Humphrey, Inc.	24,000,000
Citigroup Global Markets Inc.	10,500,000
Goldman, Sachs & Co.	10,500,000
Regions Securities LLC	10,500,000
SMBC Nikko Securities America, Inc.	10,500,000

Total	$600,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the Representatives have agreed, on behalf of the underwriters, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended (“Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The Representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.250% of the principal amount of the notes to certain other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $1.5 million and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market prices and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of such notes. As a result, the price of such notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any of the underwriters make any representation that the Representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

Affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, HSBC Securities (USA) Inc., PNC Capital Markets LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, SunTrust Robinson Humphrey, Inc., Citigroup Global Markets Inc., Regions Securities LLC, and SMBC Nikko Securities America, Inc. will receive 5% or more of the net proceeds of this offering by reason of the repayment of amounts due under our revolving credit facility. To the extent that any one underwriter, together with its affiliates, receives 5% or more of the net proceeds, such underwriter would be deemed to have a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority. Accordingly, this offering will be conducted in accordance with Rule 5121. J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, HSBC Securities (USA) Inc., PNC Capital Markets LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, SunTrust Robinson Humphrey, Inc., Citigroup Global Markets Inc., Regions Securities LLC, and SMBC Nikko Securities America, Inc. will not confirm sales to any account over which they exercise discretion without the specific written approval of the account holder.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, various financial advisory, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, J.P. Morgan Securities LLC served as a joint book-runner and joint lead arranger under our term loan and revolving credit facility, and an affiliate of J.P. Morgan Securities LLC serves as administrative agent. In addition, affiliates of each of the underwriters serve as lenders under our credit facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU) and includes any relevant implementing measure in the relevant member state.

The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

Each underwriter has represented and agreed that:

•	it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer or invitation to the public within the meaning of that Ordinance; and

•	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL OPINIONS

Certain legal matters with respect to the notes will be passed upon for the Company by John P. Stanton, Senior Vice President, General Counsel & Secretary of the Company, and by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, to the extent governed by New York law. As of May 31, 2016, Mr. Stanton owned or had the right to acquire, directly or indirectly, an aggregate of less than 0.1% of each of the Company’s Class A common stock and Class C common stock. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this document the information which Under Armour filed with the SEC. This means that we can disclose important information by referring you to those documents. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. The information incorporated by reference is an important part of this prospectus supplement and information that Under Armour files later with the SEC will automatically update and supersede this information. The following documents filed by the Company (File No. 001-33202) with the SEC pursuant to the Exchange Act are incorporated herein by reference other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	The Company’s Annual Proxy Statement on Schedule 14A filed with the SEC on March 11, 2016 (solely to the extent specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015);

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016; and

•	The Company’s Current Reports on Form 8-K filed with the SEC on January 22, 2016, March 16, 2016, May 2, 2016, May 3, 2016 and June 3, 2016.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of filing of this prospectus supplement and prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC (including exhibits related thereto), shall be incorporated by reference herein and shall be deemed to be a part of this prospectus supplement from the dates of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any document subsequently filed with the SEC which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

The Company will provide without charge to each person to whom a copy of this prospectus supplement is delivered, upon the oral or written request of such person, a copy of any or all of the documents which are incorporated by reference in this prospectus supplement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Under Armour, Inc.

Attn: Corporate Secretary

1020 Hull Street

Baltimore, MD 21230

Telephone: (410) 454-6428

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s SEC filings can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information relating to the operation of the public reference facility may be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is www.sec.gov. Copies of such materials also can be obtained by mail by submitting a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.

You may also get a copy of these reports from our website at www.uabiz.com. Please note, however, that we have not incorporated any other information by reference from or accessible through our website, other than the documents listed above under “Incorporation of Certain Information by Reference.”

PROSPECTUS

Under Armour, Inc.

Debt Securities

Under Armour, Inc. may, from time to time, sell debt securities in one or more offerings pursuant to this prospectus. The specific terms of any debt securities to be offered will be provided in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

The debt securities may be sold to or through one or more agents, underwriters or dealers, or directly to purchasers, on a delayed or continuous basis.

Investing in our debt securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement or any documents incorporated by reference herein and therein, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, if applicable.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 6, 2016.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus or of any prospectus supplement, free writing prospectus or document incorporated by reference.

We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell in one or more offerings, debt securities.

Each time securities are sold, a prospectus supplement will be provided that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent any statement made in a prospectus supplement or a document incorporated by reference herein after the date hereof is inconsistent with the statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement or the incorporated document.

You should carefully read both this prospectus and any prospectus supplement together with additional information described below under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

This prospectus and any accompanying prospectus supplement and the documents incorporated herein and therein by reference include registered trademarks, trade names and service marks of Under Armour, Inc. and its subsidiaries.

In both this prospectus and any accompanying prospectus supplement, unless we otherwise specify or the context otherwise requires, references to “Under Armour,” the “Company,” “we,” “us,” and “our” are to Under Armour, Inc. and its subsidiaries.

UNDER ARMOUR

We are a leading developer, marketer and distributor of branded performance apparel, footwear and accessories. The brand’s moisture-wicking fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional products. Our products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe, as well as by consumers with active lifestyles. The Under Armour Connected Fitness™ platform powers the world’s largest digital health and fitness community and our strategy is focused on engaging with these consumers and increasing awareness and sales of our products. We plan to grow this community by developing innovative applications, services and other digital solutions to impact how athletes and fitness-minded individuals train, perform and live.

Our net revenues are generated primarily from the wholesale sales of our products to national, regional, independent and specialty retailers. We also generate net revenue from the sale of our products through our direct to consumer sales channel, which includes our brand and factory house stores and websites, from product licensing and from digital platform licensing and subscriptions and digital advertising through our Connected Fitness business. We plan to continue to grow our business over the long term through increased sales of our apparel, footwear and accessories, expansion of our wholesale distribution, growth in our direct to consumer sales channel and expansion in international markets.

We were incorporated as a Maryland corporation in 1996. Our principal executive offices are located at 1020 Hull Street, Baltimore, Maryland 21230, and our telephone number is (410) 454-6428.

Recent Developments

On May 31, 2016, we announced that during the second quarter of 2016 we expect to recognize an impairment charge of approximately $23 million related to the planned liquidation of The Sports Authority, one of our wholesale customers.

RISK FACTORS

Investing in our debt securities involves risks. Before deciding to invest in our debt securities, you should carefully consider the risk factors described in Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2015 (which is incorporated by reference herein), any subsequent Quarterly Reports on Form 10-Q, and all other information contained or incorporated by reference into this prospectus, and the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus, any prospectus supplement, the documents incorporated herein and therein by reference and oral statements made from time to time by us other than statements of historical fact, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are based on current expectation and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from the forward-looking statements. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition to the risks and uncertainties noted in this prospectus, any prospectus supplement and the documents incorporated herein and therein by reference, there are certain risks and uncertainties that could cause actual results for any quarter or annual period to differ materially from those anticipated by our forward-looking statements. Risks and uncertainties to which our forward-looking statements are subject include without limitation:

•	changes in general economic or market conditions that could affect consumer spending;

•	changes to the financial health of our retail customers;

•	our ability to effectively manage our growth and a more complex global business;

•	our ability to successfully manage or realize expected results from acquisitions and other significant investments or capital expenditures;

•	our ability to effectively develop and launch new, innovative and updated products;

•	our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands;

•	increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts;

•	fluctuations in the costs of our products;

•	loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions;

•	our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries;

•	our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results;

•	risks related to foreign currency exchange rate fluctuations;

•	our ability to effectively market and maintain a positive brand image;

•	our ability to comply with trade and other regulations;

•	the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology;

•	risks related to data security or privacy breaches;

•	our ability to raise additional capital required to grow our business on terms acceptable to us;

•	our potential exposure to litigation and other proceedings; and

•	our ability to attract and retain the services of our senior management and key employees.

For additional information concerning factors that could cause actual results to materially differ from those projected herein, in the documents incorporated herein and in the applicable prospectus supplement, please refer to our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference herein.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes. We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including, but not limited to, marketable securities.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods indicated.

	Three Months Ended March 31, 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	3.6x	9.9x	14.5x	16.4x	14.1x	13.3x

For purposes of computing the ratio of earnings to fixed charges, “earnings” represents income from operations before income taxes and before fixed charges (excluding interest capitalized during the period). Fixed charges consist of interest expense (including capitalized interest) and one-third of rental expenses (considered representative of the interest factor of operating leases).

SELECTED FINANCIAL DATA

On March 16, 2016, the Board of Directors approved the issuance of the Company’s new Class C non-voting common stock, referred to as the Class C stock. The Class C stock was issued through a stock dividend on a one-for-one basis to all existing holders of the Company’s Class A and Class B common stock, which had the same effect as a two-for-one stock split. The shares of Class C stock were distributed on April 7, 2016, to stockholders of record of Class A and Class B common stock as of March 28, 2016.

We have not restated the financial statements or financial information incorporated by reference in this prospectus from our most recent Annual Report on Form 10-K for the year ended December 31, 2015 to reflect the Class C dividend. The financial statements and financial information incorporated by reference in this prospectus from our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 was retroactively adjusted to reflect the Class C dividend for all periods presented therein. The following selected financial information retroactively adjusts certain of our annual information for the periods presented to reflect the impact of the Class C dividend on earnings per share and share amounts.

You should read this information in conjunction with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our historical financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2015 and our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, both of which are incorporated by reference into this prospectus.

	Year Ended December 31,
(In thousands, except per share amounts)	2015	2014	2013	2012	2011
Net income available per common share
Basic	$0.54	$0.49	$0.39	$0.31	$0.23
Diluted	$0.53	$0.47	$0.38	$0.30	$0.23
Weighted average common shares outstanding
Basic	430,996	426,454	421,392	417,372	412,560
Diluted	441,736	438,760	431,916	425,520	420,208

DESCRIPTION OF DEBT SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities that may be offered under this prospectus.

PLAN OF DISTRIBUTION

We may sell debt securities in one or more of the following ways:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents; or

•	directly to investors.

The debt securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may sell debt securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell debt securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the debt securities for whom they may act as agents. Underwriters may resell the debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of debt securities.

We may solicit offers to purchase debt securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase debt securities from the public on our behalf. If required, the applicable prospectus supplement relating to any particular offering of debt securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell debt securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those debt securities to the public.

Any underwriter or agent involved in the offer and sale of any debt securities will be named in the applicable prospectus supplement.

Underwriters, agents and dealers may be entitled, under agreements with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act. Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any debt securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of debt securities, if any are purchased.

Each series of debt securities will be a new issue, and there will be no established trading market for any debt security prior to its original issue date. We may, but are not required to, list a particular series of debt securities on a securities exchange. Any underwriters to whom we sell debt securities for public offering may make a market in those debt securities. However, no such underwriter that makes a market will be obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the debt securities.

In connection with an offering, the underwriters may purchase and sell debt securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of debt securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debt securities while an offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased debt securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the debt securities. As a result, the price of the debt securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the debt securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

Certain of the underwriters, dealers or agents and their affiliates may engage in transactions with and perform services for us in the ordinary course of their businesses.

LEGAL OPINIONS

Certain legal matters with respect to the debt securities will be passed upon for the Company by John P. Stanton, Senior Vice President, General Counsel & Secretary of the Company, or by any Counsel, Senior Counsel or Deputy General Counsel of the Company, and by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, to the extent governed by New York law. As of May 31, 2016, Mr. Stanton owned or had the right to acquire, directly or indirectly, an aggregate of less than 0.1% of each of the Company’s Class A Stock common stock and Class C common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this document the information which Under Armour filed with the SEC. This means that we can disclose important information by referring you to those documents. Any information referred to in this way is considered part of this prospectus from the date we file that document. The information incorporated by reference is an important part of this prospectus and information that Under Armour files later with the SEC will automatically update and supersede this information. The following documents filed by the Company (File No. 001-33202) with the SEC pursuant to the Exchange Act are incorporated herein by reference other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed, prior to the termination of the offerings under this prospectus:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	The Company’s Annual Proxy Statement on Schedule 14A filed with the SEC on March 11, 2016 (solely to the extent specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015);

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016; and

•	The Company’s Current Reports on Form 8-K filed with the SEC on January 22, 2016, March 16, 2016, May 2, 2016, May 3, 2016 and June 3, 2016.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of filing of this registration statement and prospectus and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, but excluding any information furnished to, rather than filed with, the SEC (including exhibits related thereto), shall be incorporated by reference herein and shall be deemed to be a part of this prospectus from the dates of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement and prospectus to the extent that a statement contained in any subsequent prospectus or prospectus supplement hereunder or in any document subsequently filed with the SEC which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement or prospectus. All documents incorporated by reference into the Form S-3 of which this prospectus is a part are also incorporated by reference, unless the information therein is superseded by a later filing.

WHERE YOU CAN FIND MORE INFORMATION

The Company will provide without charge to each person to whom a copy of this prospectus is delivered, upon the oral or written request of such person, a copy of any or all of the documents which are incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Under Armour, Inc.

Attn: Corporate Secretary

1020 Hull Street

Baltimore, MD 21230

Telephone: (410) 454-6428

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s SEC filings can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information relating to the operation of the public reference facility may be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is www.sec.gov. Copies of such materials also can be obtained by mail by submitting a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.

You may also get a copy of these reports from our website at www.uabiz.com. Please note, however, that we have not incorporated any other information by reference from or accessible through our website, other than the documents listed above under “Incorporation of Certain Information by Reference”.

Under Armour, Inc.

$600,000,000

3.250% Senior Notes due 2026

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan

BofA Merrill Lynch

Wells Fargo Securities

HSBC

PNC Capital Markets LLC

Senior Co-Managers

BB&T Capital Markets

SunTrust Robinson Humphrey

Co-Managers

Citigroup

Goldman, Sachs & Co.

Regions Securities LLC

SMBC Nikko

June 8, 2016